Exhibit 99.2

October 23, 2013

ARC Advisory Group, Inc.

3 Allied Drive

Suite 212

Dedham, MA 02026

RE: Consent to Use of ARC Data

Dear Sir or Madam,

Amber Road, Inc. (“Amber Road”) is contemplating an initial public offering of its Common Stock. In connection with this offering, Amber Road proposes to file a registration statement on Form S-1 (“Registration Statement”) with the Securities and Exchange Commission.

We request your consent to reference or cite, in the Registration Statement and all amendments thereto, statistical data (the “Data”) contained in the survey Amber Road commissioned with ARC Advisory Group, Inc. (“ARC”) to determine the market size and current penetration level of the shipping sector of the GTM market. We further request your consent to the inclusion of this letter as an exhibit to the Registration Statement, to cite ARC as the source of the Data, and to reference ARC under the caption “Industry and Market Data” in the Registration Statement as acting in the capacity of an expert in relation to the preparation of the Data.

If this is acceptable, please indicate your consent to our use of your consent in accordance with the foregoing requests by countersigning this letter.

Sincerely,

AMBER ROAD, INC.

By:	/s/ Jim Preuninger
Name: Jim Preuninger
Title: Chief Executive Officer

CONSENT GRANTED:

ARC ADVISORY GROUP, INC.

By:	/s/ Andy Chatha
Name: Andy Chatha
Title: President